Exhibit 10.1

Sixth Amendment to Net Industrial Lease

This Sixth Amendment to Lease (the “Amendment”) dated October 1, 2002 is made by and between Jerrold D. Monkarsh and Joyce Monkarsh (“Landlord”) and Midland Credit Management, Inc., a Kansas corporation (“Tenant”), who have entered into this Sixth Amendment with reference to the following facts:

      A.      Landlord’s predecessors in interest, 4405 E. Baseline Road Limited Partnership and SOFI IV-SPM Portfolio VII, and Tenant entered into that certain Net Industrial Lease dated the 19th day of November 1997, the First Amendment to Net Industrial Lease dated June 22, 1998, the Second Amendment to Net Industrial Lease dated August 28, 1998, the Third Amendment to Net Industrial Lease, the Fourth Amendment to Net Industrial Lease dated November 6, 1998, the Waiver of Purchase Right dated November 14, 2000 and the Fifth Amendment to Net Industrial Lease dated November 14, 2000 (the “Lease”) for approximately 62,611 square feet of space located at 4302 & 4310 E. Broadway, including the Wood Street parking lot, Phoenix, Arizona and as shown on the attached Exhibit “ 1”(the “Property”).

     B.      Landlord and Tenant now desire to amend the Lease by extending the Term and other provisions of the Lease.

Therefore, it is agreed to amend the Lease as follows:

     1.      Term: The Term of the Lease is hereby extended to September 30, 2008.

      2.      Base Rent: Commencing on November 1, 2002 the monthly Base Rent shall be as follows:

Months	Monthly Amount
11/01/02	$ 8,703	per month NNN
12/01/02 - 03/31/03	$28,000.00	per month NNN
04/01/03 - 09/30/03	$ 0.00	per month NNN
10/01/03 - 09/30/04	$28,000.00	per month NNN
10/01/04 - 09/30/08	$32,470.00	per month NNN

      3.      Parking: Tenant shall have the exclusive use of all parking spaces located on the Property, including the Wood Street parking lot shown on Exhibit "1", for the Term of the Lease including any extensions of the Term as provided for in the Option to Extend Term Lease Rider attached hereto.

     4.      Option to Extend: Tenant shall have two (2) options to extend the Term of the Lease, each for a period of five (5) years in accordance with the Option to Extend Term Lease Rider attached hereto and incorporated into this Amendment. Any prior options Tenant may have had are null and void and of no force or effect.

      5.      Tenant Improvement Allowance: Tenant may complete certain improvements to the Property and in consideration of Tenant making such improvements Landlord will pay Tenant $150,000.00 towards the costs of such improvements. Such payment by Landlord shall be payable to Tenant upon full execution of this Amendment by Landlord and Tenant. Landlord agrees that its consent to such improvements pursuant to Section 7.5(a) of the Lease shall not be unreasonably withheld or delayed.

     6.       Assignment and Subletting: Paragraph 12.1 of the Lease (Landlord's Consent Required) is hereby amended by adding the following to the end of Paragraph 12.1:

“Notwithstanding the foregoing, Tenant may assign this Lease without Landlord's consent, to any corporation, which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant (“Tenant's Affiliate”). Tenant may also sublease all or a portion of the Property without Landlord's consent to Tenant's Affiliate. In any such case, any Tenant's Affiliate shall assume in writing all of Tenant's obligations under this Lease.”

     7.       Assignment and Subletting: Paragraph 12.4 of the lease (No Financial Gain) is hereby deleted in its entirety and replaced with the following:

“Provided Tenant has assigned or subleased the Property pursuant to the terms and conditions contained herein and Tenant is not in default under any of the terms and conditions of the Lease (past any applicable cure periods specified in the Lease), Tenant shall be entitled to retain one hundred percent (100%) of any profits Tenant receives from such assignment or sublease. Notwithstanding the foregoing, Tenant may not collect in advance of the date such amount would be due any rent or other amounts paid to Tenant for such assignment or sublease, including "key" money, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, in an amount that is greater than two (2) times the then monthly rent payable pursuant to the Lease.”

     8.       Brokerage Commission: When this Amendment is signed by and delivered to both Landlord and Tenant, Landlord shall pay a real estate commission to Tenant's Broker, Grubb & Ellis Company, equal to 5% of the base rent payable during the extended term from September 1, 2003 through September 30, 2008. Nothing contained in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than as provided for herein. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this transaction except: no broker, who represents Landlord and Grubb & Ellis Company, who represents Tenant.

      9.       Privilege Tax: All Arizona state and local taxes are to be paid by Tenant and shall be added to all payments due by Tenant under the terms of the Lease and this Amendment.

      10.       Binding Force: Submission of this Amendment is not an offer to amend the Lease. This Amendment shall become binding upon Landlord and Tenant only when the Amendment is fully executed and delivered by both parties hereto. In the event Landlord or Tenant does not execute and deliver the Amendment, then the Amendment shall be void and of no force or effect.

      11.       Ratification of the Lease: The terms of the Lease are amended to reflect the changes set forth above. In all other respects the terms of the Lease shall be in full force and effect. In the event of any conflict between this Amendment and the Lease, the terms of this Amendment shall be deemed controlling.

     12.       Capitalized Terms: Except as otherwise expressly provided herein, the capitalized terms and phrases in this Amendment shall have the same meanings as are given such terms in the Lease.

     13.       Authority: If Tenant is a corporation, trust, general or limited partnership, each individual executing this Amendment on behalf of such entity represents and warrants that he or she is a duly authorized to execute and deliver this Amendment on behalf of said entity.

Landlord	Tenant

Jerrold D. Monkarsh and Joyce Monkarsh	Midland Credit Management, Inc., a Kansas corporation

By: /s/ Jerrold D. Monkarsh	By: /s/ Carl C. Gregory, III
Jerrold D. Monkarsh, individually and as agent
for Joyce Monkarsh
Its: President

Date: October 16, 2002